EXECUTION

                             REGISTRATION AGREEMENT

         THIS REGISTRATION AGREEMENT (this "Agreement") is made as of September __, 2000 by and among EpicEdge, Inc., f/k/a Design Automation Systems, Inc., a Texas corporation (the "Company"), Edgewater Private Equity Fund III, L.P., a Delaware limited partnership ("Edgewater"), and Fleck T.I.M.E. Fund, LP, a Connecticut limited partnership ("TIME"). Edgewater and TIME are each referred to herein as an "Investor" and collective as the "Investors".


         WHEREAS, the Company and certain investors, including Edgewater and TIME, entered into a stock purchase agreement dated February 18, 2000 (the "Initial Stock Purchase Agreement") pursuant to which the Company sold, and such investors purchased, an aggregate of 2,260,000 shares (the "Initial Shares") of common stock, par value $.01 per share (the "Common Stock") of the Company; and

         WHEREAS, in order to induce the investors to enter into the Initial Stock Purchase Agreement, the Company entered into a Registration Agreement dated February 18, 2000 (the "Initial Registration Agreement") with such investors and the other parties named therein pursuant to which such investors were provided certain rights relating to the registration of the Initial Shares; and

         WHEREAS, the Company and the Investors have entered into a stock purchase agreement dated the date hereof (the "New Stock Purchase Agreement") pursuant to which the Company proposes to sell, and the Investors propose to purchase, an aggregate of 2,000,000 shares (the "Additional Shares") of Common Stock; and

         WHEREAS, in order to induce the Investors to enter into the New Stock Purchase Agreement, the Company has agreed to provide the Investors with the same rights with respect to the Additional Shares as provided under the Initial Registration Agreement with respect to the Initial Shares.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows.

         The Company and each of the Investors agree that all of the terms of the Initial Registration Agreement are applicable to the Additional Shares to the same extent as if the Additional Shares were purchased pursuant to the Initial Stock Purchase Agreement and included in the definition of "Registrable Securities" as such term is defined in the Initial Registration Agreement, and further agree that the Company and each of the Investors shall have all of the rights and obligations with



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respect to the Additional Shares as such rights and obligations are set forth in the Initial Registration Agreement with respect to the Initial Shares.

         All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision of rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Illinois.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EpicEdge, Inc., a Texas corporation


By:   __________________________________
Its:  President

Edgewater Private Equity Fund III, L.P.

By:      Edgewater III Management, L.P.
Its:     General Partner

By:      Gordon Management, Inc.
Its:     General Partner

By:   __________________________________
Its:  __________________________________



FLECK T.I.M.E. FUND, LP, a Connecticut
limited partnership


By:   __________________________________
Its:  Managing Partner



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